Exhibit 10.1.1

FIRST AMENDMENT

TO

LEASE AGREEMENT

AND

REAFFIRMATION OF GUARANTY

By and Among

The Indiana Port Commission,

Aventine Renewable Energy-Mt Vernon, LLC

And

Aventine Renewable Energy Holdings, Inc.

FIRST AMENDMENT TO LEASE AGREEMENT
AND REAFFIRMATION OF GUARANTY

THIS FIRST AMENDMENT TO LEASE AGREEMENT AND REAFFIRMATION OF GUARANTY (“Amendment”) is made and entered into this 14th day of June, 2007 among the INDIANA PORT COMMISSION, a body corporate and politic existing under the laws of the State of Indiana (the “Commission”), AVENTINE RENEWABLE ENERGY-MT VERNON, LLC a Delaware Limited Liability Company (“Lessee”, and together the “Parties”) and AVENTINE RENEWABLE ENERGY HOLDINGS, INC. (“Guarantor”).

RECITALS:

                                                A.                                   The Commission is charged with the management and operation of the Ports of Indiana, including the Port of Indiana-Mount Vernon, in Posey County, Indiana (the “Port”).

                                                B.                                     The Parties entered into a certain Lease Agreement dated October 31st, 2006 wherein the Commission did lease to Lessee a tract of real estate consisting of approximately 116 acres, more or less, located at the Port to be used and occupied by Lessee only for the operation of an ethanol production facility, including the production, storage and shipment (by truck, railroad, barge, pipeline and other means of transportation) of ethanol and ethanol related product and by products, and for related offices, storage tanks, storage facilities and other facilities incidental to such activity (the “Lease”).

                                                C.                                     Lessee and the staff of the Commission each had substantial participation in the preparation of the Lease, which was executed by the Office of the Attorney General and the Office of the Governor on January 19, 2007 and January 24, 2007 respectively.

                                                D.                                    Section 4.01(a)-(c) of the Lease set forth and defined certain obligations of the Lessee to construct the Project; established the Construction Date; established the dates for substantial completion of Phase One and Phase Two; and established the dates for the commencement of production of ethanol for Phase One and Phase Two of the Project.

                                                E.                                      Section 4.01 (c) acknowledged the existence of external circumstances and conditions, which could arise, through no fault of Lessee, which would make it impossible for Lessee to comply with the defined Construction Date and the Phase One and Phase Two substantial completion dates. Section 4.01 (c) further provides for a procedure wherein Lessee would notify the Commission of its anticipated failure to comply with the Construction Date, the extension of the Construction Date, and the Parties obligations should Lessee thereafter provide written notice to the Commission of its anticipated failure to comply with the extended Construction Date.

                                                F.                                      Pursuant to Section 4.01 (c) Lessee provided written notice to the Commission by letter dated March 26, 2007 of its belief it would be unable to obtain permits by April 1, 2007, thereby postponing the Construction Date to July 1, 2007.

                                                G.                                     Pursuant to Section 4.01 (c) Lessee provided written notice to the Commission by letter dated May 30, 2007 of its anticipated failure to comply with the July 1, 2007 date.

                                                H.                                    Section 4.01 (c) states: “Immediately following the written notice, Lessee and the Commission agree to negotiate in good faith a waiver of the July 1, 2007 date and the establishment of a new date, which shall be for the shortest reasonable time period required. Failing agreement, either Lessee or the Commission may terminate this Lease”.

                                                I.                                         The Parties have negotiated in good faith a waiver of the July 1, 2007 date and the amendment of certain terms of the Lease and wish to herein memorialize their agreement.

                                                J.                                        Guarantor is joining in the execution of this Amendment solely for purposes of consenting to all provisions of this Amendment and ratifying, confirming and reaffirming its obligations under that certain Lease Guaranty dated as of October 31, 2006 (the “Lease Guaranty”).

                        K.                 The Lessee, the Commission and Guarantor have each had substantial participation in the preparation of this Amendment which shall, upon approval by the Governor of Indiana, become effective.

                                                L.                                      At a properly convened public meeting, the Commission has duly approved the execution and delivery of this Amendment by its duly authorized officers.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual undertakings hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Commission, Lessee and Guarantor (solely for purposes of its agreement to the provisions of Paragraph 7. below) hereby agree as follows:

1.                                       Immediately following the signature page of this Amendment is the Addendum of State required contract provisions.  The Amendment and the Addendum are incorporated into each other and, when read together, shall constitute one integrated document.  Any inconsistency, conflict or ambiguity between the Amendment and the Addendum shall be resolved by giving precedence and effect to the Addendum.

2.                                       This Amendment is subject to and conditioned upon the approval of the Governor of the State of Indiana (the “Governor”). Lessee agrees that any of Lessee’s Work performed by Lessee prior to the approval of this Amendment by the Governor of the State of Indiana, or any other action taken or expense incurred by Lessee, in contemplation of the Governor approving this Amendment shall be at the sole risk of Lessee. Lessee shall be without recourse against the Commission or the State of Indiana for the Governor’s failure to approve this Amendment in the event this Amendment is not approved by the Governor of the State of Indiana, and agrees to, and hereby does, hold the Commission harmless for any loss asserted or claimed for the Governor’s failure to approve this Amendment, and to indemnify and defend the Commission against any such loss arising, as a result of Lessee’s Work or occupancy of the Real Estate prior to the approval of this Amendment by the Governor. If the Governor fails to approve this Amendment,  the Parties agree to work together in good faith to negotiate revisions to this Amendment which are mutually agreeable to the Parties and the Governor.

3.                                       Section 3.04(b) of the Lease shall be deleted in its entirety and replaced by the following:

(b)                                 The Minimum Guaranteed Wharfage shall be phased in pursuant to the following schedule:

The Project shall have a two-phased production build out. Phase One equals 110 million gallon annual capacity; Phase Two equals 110 million gallon annual capacity; for a total Project annual capacity of 220 million gallons of ethanol. The Phase One 110 million-gallon annual production of ethanol shall begin (other than for purposes of testing operations) on or before March 1, 2009. The Phase Two production shall commence (other than for purposes of testing operations) on or before January 1, 2010. Beginning January 1, 2010 the Project’s annual production of ethanol shall be 220 million gallons.

The Phase One Minimum Guaranteed Wharfage is 88 million gallons of ethanol per year and the tons of DDG’s generated from the production of 88 million gallons of Ethanol, which shall commence on the earlier of (i) the start of ethanol production (other than for purposes of testing operations) in Phase One or (ii) December 1, 2008. The Phase Two Minimum Guaranteed Wharfage is on an additional 88 million gallons of ethanol per year, and the tons of DDG’s generated from the production of an additional 88 million gallons of Ethanol, which shall commence on the earlier of (i) the start of ethanol production (other than for purposes of testing operations) in Phase Two or (ii) January 1, 2010.

4.                                       Section 3.04(e) of the Lease shall be deleted in its entirety and replaced by the following:

“(e)                                 In the event the first or last Lease Year under this Lease does not commence on January 1, or end on December 31, the Minimum Guaranteed Wharfage Tonnage shall be prorated.  For purposes of this Section 3.04(e), a “Lease Year” (x) with respect to Phase One, commences on the earlier of (i) the start of ethanol production (other than for purposes of testing operations) in Phase One or (ii) December 1, 2008, and (y) with respect to Phase Two, commences on the earlier of (i) the start of ethanol production (other than for purposes of testing operations) in Phase Two or (ii) January 1, 2010.  Any amount of wharfage paid by Lessee over and above the Minimum Guaranteed Wharfage for a calendar year shall not be credited against the Minimum Guaranteed Wharfage for any prior or succeeding calendar years.

5.                                       Section 4.01 (b) of the Lease shall be deleted in its entirety and replaced by the following:

(b) Lessee shall commence construction of Phase I of the Project on or before September 1, 2007 (the “Construction Date”). For purposes hereof, “Commence Construction” means the presence of contractors on the Leased Premises performing excavation work beyond clearing of the site after Lessee has obtained all required building permits. Lessee shall: (i) cause substantial completion of Phase One of the Project with a capacity of 110 million gallons of ethanol and the commencement of production of ethanol from Phase One (other than for the purposes of testing operations) to occur on or before March 1, 2009, and (ii) to cause substantial completion of Phase Two of the Project with a capacity of an additional 110 million gallons of ethanol and the commencement of production of ethanol from Phase Two (other than for the purposes of testing operations) to occur on or before January 1, 2010.

6.                                       Section 4.01 (c) of the Lease shall be deleted in its entirety and replaced by the following:

(c) Lessee agrees to prosecute with due diligence all Lessee’s Work. The parties acknowledge the Construction Date in Section 4.01(b) above is established following consultation by Lessee with its construction managers and suppliers and are reasonable and obtainable. The parties further acknowledge that there are external circumstances and conditions, which may arise, through no fault of Lessee, which will make it impossible for Lessee to comply with such Construction Date. Such external circumstances and conditions, such as the failure of a governmental agency to issue a required permit following timely application, while not rising to the level of a Force Majeure Event, as hereafter defined, may extend the time for compliance by Lessee. Lessee shall diligently pursue obtaining permits for Phase One and Phase Two. In the event Lessee believes it will be unable to obtain permits by April 1, 2007, but in good faith believes that such permits may be issued by July 1, 2007, Lessee may postpone until July 1, 2007 such April 1, 2007 date by written notice of such postponement provided to the Commission on or before April 1, 2007. In the event Lessee believes it will be unable to obtain permits by July 1, 2007, but in good faith believes that such permits may be issued by September 1, 2007, Lessee may postpone until September 1, 2007 such July 1, 2007 date by written notice of such postponement provided to the Commission on or before July 1, 2007.

Lessee may thereafter, but prior to September 1, 2007, give the Commission written notice of an anticipated failure to comply with the September 1, 2007 date. Immediately following the written notice, Lessee and the Commission agree to negotiate in good faith a waiver of the September 1, 2007 date and the establishment of a new date, which shall be for the shortest reasonable time period required. Failing agreement, either Lessee or the Commission may terminate this Lease.

7.                                       In consideration of the Commission’s agreements set forth herein to extend the Construction Date and the date of substantial completion for Phase One, Lessee hereby waives, to the extent applicable, all rights to claim a force majeure delay pertaining to permits required to be obtained by Lessee which are  referenced in its notices described in Recitals F and G set forth above based on facts or events occurring prior to June 14, 2007; provided, however, Lessee does not waive any rights to claim a force majeure delay for any such permits referenced in such notices based on facts or events occurring on or after June 14, 2007.

8.                                       Guarantor hereby consents to the amendments to the Lease made by this Amendment and agrees that such amendments shall not affect, impair, discharge, relieve or release Guarantor of its obligations under the terms of the Lease Guaranty, and that such Lease shall be deemed to reference the Lease as amended hereby. Guarantor hereby ratifies, confirms and reaffirms in all respects, the Lease Guaranty, and agrees that said Lease Guaranty shall continue in full force and effect.

9.                                       Commission and Lessee agree that the above and foregoing Recitals are true, correct and complete and are hereby incorporated and made a part of this Amendment as if completely and fully set forth herein. The terms used in this Amendment shall have the definitions set forth in the Lease, as hereby amended, except that any internal references in the Lease to the word “Lease”

shall mean the Lease, as hereby amended, wherever therein the context so requires in order to give meaning to this Amendment.

10.                                 Lessee and the Commission hereby affirm, reaffirm and confirm that as of the date hereof the Lease is in full force and effect, that the Lease has not been modified or amended (except as provided in this Amendment) and that all of the Commission’s and Lessee’s obligations accrued to date have been performed. Lessee and Commission hereby agree that there are, as of the date hereof, regardless of the giving of notice or the passage of time, or both, no defaults or breaches on the part of the Commission or Lessee under the Lease, as amended by this Amendment. Each of Lessee and the Commission hereby ratify the provisions of the Lease on behalf of themselves and their respective successors and assigns and agree to attorn and be bound to each other and their respective successors and assigns as to all of the terms, covenants and conditions of the Lease, as amended hereby. This Amendment shall be incorporated into and made a part of the Lease and all provisions thereof not expressly modified or amended hereby shall remain in full force and effect. Nothing contained in this Amendment (except, as applicable, for the specific amendments to the Lease set forth in this Amendment) shall release or relieve Lessee or Commission from their respective obligations or liabilities under the Lease accruing prior to the date hereof.

11.                                 Except as expressly amended and modified by this Amendment, the Lease shall otherwise remain in full force and effect, the parties hereto hereby ratifying and confirming the same. This Amendment, together with the Lease, is the complete understanding between the parties and supersedes all other prior agreements and representations concerning its subject matter. To the extent of any inconsistency between the Lease and this Amendment, the terms of this Amendment shall control.

[REMAINDER OF PAGE INTENTIONALLY BLANK — SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day, and month and year first above-written.

ATTEST:	INDIANA PORT COMMISSION
“Commission”

/s/ Kerry C. Nicholas	By:	/s/ Ken Kaczmarek
(Signature)	Ken Kaczmarek, Chairman
Kerry C. Nicholas, Asst. Secretary
(Print name and title)

ATTEST:	AVENTINE RENEWABLE ENERGY-MT VERNON, LLC
“Lessee”

/s/ Ajay Sabherwal	/s/ Ronald H. Miller
(Signature)	(Signature)
Ajay Sabherwal CFO	Ronald H. Miller, President and CEO
(Printed name and title)	(Printed name and title)

ATTEST:	AVENTINE RENEWABLE ENERGY HOLDINGS, INC.
“Guarantor”

/s/ Ajay Sabherwal	/s/ Ronald H. Miller
(Signature)	(Signature)
Ajay Sabherwal CFO	Ronald H. Miller, President and CEO
(Printed name and title)	(Printed name and title)

Approved as to form and legality	APPROVED
this 26th day of June, 2007	DATE: 7/26/07

/s/ Elizabeth A. Brown	/s/ M. E. Daniel, Jr.
For Steve Carter	For the Honorable Mitchell Daniel
Attorney General of Indiana	Governor of Indiana

This instrument was prepared jointly by David W. Haniford, General Counsel Indiana Port Commission (Atty#7438-79) 150 W. Market St., Ste, 100, Indianapolis, IN 46204 (317) 232- 9204; Mark D. Grant, Esq., ICE MILLER LLP, One American Square, Suite 3100, Indianapolis, IN 46282-0200 (317) 236-2100; and James D. Satrom, Esq., Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., 320 S. Boston Avenue, Suite 400, Tulsa, OK 74103-3708.

EXHIBIT E

(IPC3.21.06)

ADDENDUM

This Addendum is entered into by and between the Indiana Port Commission (the “State”) and Aventine Renewable Energy-Mt Vernon, LLC (the “Contractor”), and collectively known as the “Parties”. The purpose of this Addendum is to modify, delete, or amend certain terms and conditions set forth in the attached Lease Agreement (“Agreement”). This Addendum and the Agreement are incorporated into each other and, when read together, shall constitute one integrated document.  Any inconsistency, conflict, or ambiguity between this Addendum and the Agreement shall be resolved by giving precedence and effect to this Addendum.

1.             Authority to Bind Contractor

The signatory for the Contractor represents that he/she has been duly authorized to execute this Contract on behalf of the Contractor and has obtained all necessary or applicable approvals to make this Contract fully binding upon the Contractor when his/her signature is affixed, and certifies that this Contract is not subject to further acceptance by Contractor when accepted by the State of Indiana.

2.             Compliance with Laws.

A.            The Contractor shall comply with all applicable federal, state and local laws, rules, regulations and ordinances, and all provisions required thereby to be included herein are hereby incorporated by reference. The enactment of any state or federal statute or the promulgation of rules or regulations thereunder after execution of this Contract shall be reviewed by the State and the Contractor to determine whether the provisions of this Contract require formal modification.

B.            The Contractor and its agents shall abide by all ethical requirements that apply to persons who have a business relationship with the State, as set forth in Indiana Code § 4-2-6 et seq., the regulations promulgated thereunder, and Executive Order 04-08, dated April 27, 2004.  If the contractor is not familiar with these ethical requirements, the contractor should refer any questions to the Indiana State Ethics Commission, or visit the Indiana State Ethics Commission website at http://www.in.gov/ethics/.  If the Contractor or its agents violate any applicable ethical standards, the State may, in its sole discretion, terminate this Contract subject to the notice and cure provisions of Sections 11.01(i) and 7.02 of the Agreement. In addition, the Contractor may be subject to penalties under Indiana Code § 4-2-6-12.

C.            The Contractor certifies by entering into this Contract, that neither it nor its principal(s) is presently in arrears in payment of its taxes, permit fees or other statutory, regulatory or judicially required payments to the State of Indiana. Further, the Contractor agrees that any payments in arrears and currently due to the State of Indiana may be withheld from payments due to the Contractor. Additionally, further work or payments may be withheld, delayed, or denied and/or this Contract suspended until the Contractor is current in its payments and has submitted proof of such payment to the State.

D.            The Contractor warrants that it has no current or pending or outstanding criminal, civil, or enforcement actions initiated by the State of Indiana pending, and agrees that it will immediately notify the State of any such actions. During the term of such actions, Contractor agrees that the State may delay, withhold, or deny work under any Supplement or contractual device issued pursuant to this Contract and any supplements or amendments.

E.             If a valid dispute exists as to the Contractor’s liability or guilt in any action initiated by the State of Indiana or its agencies, and the State decides to delay, withhold, or deny work to the Contractor, the Contractor may request that it be allowed to continue, or receive work, without delay. The Contractor must submit, in writing, a request for review to the Indiana Department of Administration (IDOA) following the procedures for disputes outlined herein. A determination by IDOA shall be binding on the parties.

F              Any payments that the State may delay, withhold, deny, or apply under this section shall not be subject to penalty or interest under IC 5-17-5.

G.            The Contractor warrants that the Contractor and its subcontractors, if any, shall obtain and maintain all required permits, licenses, and approvals, as well as comply with all health, safety, and environmental statutes, rules, or regulations in the performance of work activities for the State, Failure to do so may be deemed is a material breach of this Contract and grounds for termination of the Agreement and denial of further work with the State, subject to the notice and cure provisions of Sections 11.01 (i) and 7.02 of the Agreement.

H.            The Contractor hereby affirms that it is properly registered and owes no outstanding reports with the Indiana Secretary of State.

I.              As required by IC 5-22-3-7:

(1)           the Contractor and any principals of the Contractor certify that (A) the Contractor, except for de minimis and nonsystematic violations, has not violated the terms of (i) IC 24-4.7 [Telephone Solicitation Of Consumers], (ii) IC 24-5-12 [Telephone Solicitations], or (iii) IC 24-5-14 [Regulation of Automatic Dialing Machines] in the previous three hundred sixty-five (365) days, even if IC 24-4.7 is preempted by federal law; and (B) the Contractor will not violate the terms of IC 24-4.7 for the duration of the Contract, even if IC 24-4.7 is preempted by federal law.

(2)           The Contractor and any principals of the Contractor certify that an affiliate or principal of the Contractor and any agent acting on behalf of the Contractor or on behalf of an affiliate or principal of the Contractor: (A) except for de minimis and nonsystematic violations, has not violated the terms of IC 24-4.7 in the previous three hundred sixty-five (365) days, even if IC 24-4.7 is preempted by federal law; and (B) will not violate the terms of IC 24-4.7 for the duration of the Contract, even if IC 24-4.7 is preempted by federal law.

3.             Conflict of Interest.

A.            As used in this section:

“Immediate family” means the spouse and the unemancipated children of an individual.

“Interested party” means:

1.             The individual executing this Contract;

2.             An individual who has an interest of three percent (3%) or more of Contractor, if Contractor is not an individual; or

3.             Any member of the immediate family of an individual specified under subdivision 1 or 2.

“Department” means the Indiana Department of Administration.

“Commission” means the State Ethics Commission.

B.            The Department may cancel this Contract without recourse by Contractor if any interested party is an employee of the State of Indiana.

C.            The Department will not exercise its right of cancellation under section B, above, if the Contractor gives the Department an opinion by the Commission indicating that the existence of this Contract and the employment by the State of Indiana of the interested party does not violate any statute or rule relating to ethical conduct of State employees. The Department may take action, including cancellation of this Contract, consistent with an opinion of the Commission obtained under this section.

D.            Contractor has an affirmative obligation under this Contract to disclose to the Department when an interested party is or becomes an employee of the State of Indiana.  The obligation under this section extends only to those facts that Contractor knows or reasonably could know.

4.             Drug-Free Workplace Certification.

The Contractor hereby covenants and agrees to make a good faith effort to provide and maintain a drug-free workplace. The Contractor will give written notice to the State within ten (10) days after receiving actual notice that the Contractor or an employee of the-Contractor in the State of Indiana has been convicted of a criminal drug violation occurring in the Contractor’s workplace. False certification or violation of this certification may result in sanctions including suspension of contract payments, termination of this Contract and/or debarment of contracting opportunities with the State for up to three (3) years, subject to the notice and cure provisions of Sections 11.01(i) and 7.02 of the Agreement.

In addition to the provisions of the above paragraphs, if the total contract amount set forth in this Contract is in excess of $25,000.00, Contractor hereby further agrees that this contract is expressly subject to the terms, conditions, and representations of the following certification:

This certification is required by Executive Order No. 90-5, April 12, 1990, issued by the Governor of Indiana. Pursuant to its delegated authority, the Indiana Department of Administration is requiring the inclusion of this certification in all contracts and grants from the State of Indiana in excess of $25,000.00. No award of a contract shall be made, and no contract, purchase order or agreement, the total amount of which exceeds $25,000.00, shall be valid, unless and until this certification has been fully executed by the Contractor and made a part of the contract or agreement as part of the contract documents.

The Contractor certifies and agrees that it will provide a drug-free workplace by:

A.            Publishing and providing to all of its employees a statement notifying them that the unlawful manufacture, distribution, dispensing, possession or use of a controlled substance is prohibited in the Contractor’s workplace, and specifying the actions that will be taken against employees for violations of such prohibition;

B.            Establishing a drug-free awareness program to inform it’s employees of (1) the dangers of drug abuse in the workplace; (2) the Contractor’s policy of maintaining a drug-free workplace; (3) any available drug counseling, rehabilitation, and employee assistance programs; and (4) the penalties that may be imposed upon an employee for drug abuse violations occurring in the workplace;

C.            Notifying all employees in the statement required by subparagraph (A) above that as a condition of continued employment, the employee will (1) abide by the terms of the statement; and (2) notify the Contractor of any criminal drug statute conviction for a violation occurring in the workplace no later than five (5) days after such conviction;

D.            Notifying in writing the State within ten (10) days after receiving notice from an employee under subdivision (C)(2) above, or otherwise receiving actual notice of such conviction;

E.             Within thirty (30) days after receiving notice under subdivision (C)(2) above of a conviction, imposing the following sanctions or remedial measures on any employee who is convicted of drug abuse violations occurring in the workplace; (1) taking appropriate personnel action against the employee, up to and including termination; or (2) requiring such employee to satisfactorily participate in a drug abuse assistance or rehabilitation program approved for such purposes by a federal, state or local health, law enforcement, or other appropriate agency; and

F.             Making a good faith effort to maintain a drug-free workplace through the implementation of subparagraphs (A) through (E) above,

5.             Nondiscrimination.

Pursuant to IC 22-9-1-10 and the Civil Rights Act of 1964, the Contractor and its subcontractors shall not discriminate against any employee or applicant for employment in the performance of this Contract.  The Contractor shall not discriminate with respect to the hire, tenure, terms, conditions or privileges of employment or any matter directly or indirectly related to employment, because of race, color, religion, sex, disability, national origin or ancestry. Breach of this covenant may be regarded as a material breach of this Contract.  The Contractor’s execution of this Contract also signifies compliance with applicable federal laws, regulations, and executive orders prohibiting discrimination in the provision of services based on race, color, national origin, age, sex, disability or status as a veteran. The provisions of this Section 5 are subject to the notice and cure provisions of Sections 11.01(i) and 7.02 of the Agreement.

NON-COLLUSION AND ACCEPTANCE

The undersigned attests, subject to the penalties for perjury, that he/she is the Contractor, or that he/she is the properly authorized representative, agent, member or officer of the Contractor, that he/she has not, nor has any other member, employee, representative, agent or officer of the Contractor, directly or indirectly, to the best of his/her knowledge, entered into or offered to enter into any combination, collusion or agreement to receive or pay, and that he/she has not received or paid, any sum of money or other consideration for the execution of this Contract other than that which appears upon the face of this Contract.

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In Witness Whereof, the Parties have, through duly authorized representatives, entered into this Lease. The Parties having read and understand the foregoing terms of the contract do by their respective signatures dated below hereby agree to the terms thereof.

Indiana Port Commission:		Aventine Renewable Energy-Mt Vernon, LLC

Signature:
Signature:	/s/ Steven Stemler
Printed Name:
Printed Name:	Steven Stemler
Title:
Title:	Designated Commissioner
Date:
Date:	10/30/06

Attest:	Jay K. Potesta

Printed Name:	Jay K. Potesta

Title:	Secretary Treasurer

Office of the Attorney General		Office of the Governor

/s/ Jason Thompson/Susan H. Gand for		/s/ Mitchell E. Daniels, Jr.
Steve Carter, Attorney General		Mitchell E. Daniels, Jr., Governor

Date:	1/19/07	1-24-2007

In Witness Whereof, the Parties have, through duly authorized representatives, entered into this Lease. The Parties having read and understand the foregoing terms of the contract do by their respective signatures dated below hereby agree to the terms thereof.

Indiana Port Commission:		Aventine Renewable Energy-Mt Vernon, LLC

		Signature:	/s/ John R. Gray
Signature:
		Printed Name:	John R. Gray
Printed Name:
		Title:	VP Logistics & Development
Title:
		Date:	10/31/06
Date:

Attest:

Printed Name:

Title:

Office of the Attorney General		Office of the Governor

/s/ Jason Thompson/Susan H. Gand for		/s/ Mitchell E. Daniels, Jr.
Steve Carter, Attorney General		Mitchell E. Daniels, Jr., Governor

Date:	1/19/07	1-24-2007